Filed Pursuant to Rule 433

Registration Nos. 333-185282 and 333-185282-06

$1.25Bln Volkswagen Auto Loan (VALET 2014-1)

Joint-Leads: J.P. Morgan (struc), RBS

Co-Managers: Barclays, CS, HSBC, Mizuho, RBC

CL	AMT($MM)	MDY/F	WAL	P.WIN	E.FNL	L.FNL	PXD	%	CPN	$PX
A1	288.000	P-1/F1+	0.26	01-07	11/14	05/15	0.19%	0.190	0.19	100.00000
A2	418.000	Aaa/AAA	1.10	07-20	12/15	03/17	EDSF+15	0.422	0.42	99.99822
A3	418.000	Aaa/AAA	2.42	20-40	08/17	10/18	IS+19	0.920	0.91	99.98030
A4	126.000	Aaa/AAA	3.52	40-43	11/17	09/20	IS+23	1.457	1.45	99.99110

Ticker:	VALET 2014-1
Pxg Speed:	1.3% ABS, 10% Call
Min Denoms:	$1K x $1K
Bill & Deliver:	J.P. Morgan
ERISA Eligible:	Yes
Registration:	SEC Registered
Expected Pxg:	Priced
Expected Settle:	04/30/14

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.